LEGAL OPINION

Charles Barkley
Securities Attorney

6201 Fairview Road, Suite 200	(704) 944-3173
(704) 552-6332
Charlotte, NC 28208	(Fax)

Gopublic2@aol.com

October 26, 2004

Board of Directors

Amstar International, Inc.

10851 Scarsdale Boulevard, Suite 800

Houston, TX 77089

Re:       Legal  Opinion

Gentlemen:

  A letter under my letterhead dated June 1, 2004 to Bill Senner was attached as exhibit 5-10 to the Registration Statement filed by Amstar International, Inc. on Form SB-2. This letter was a draft taken from a completely different matter that was not delivered. Apparently the letter also bore the name “Legal Opinion” and it was therefore inadvertently included in the filing as an exhibit in the process of edgarization. ..

Per our discussions with the staff of the Securities & Exchange Commission, that letter should be withdrawn and of no force or effect.

Very truly yours,

Charles W. Barkley

CWB/js